EXHIBIT 99.2

FY2016 SALARY AND BONUS ARRANGEMENTS
FOR NAMED EXECUTIVE OFFICERS

FY2016 Salary Structure

Position	Name	FY2016 Base Salary

CEO	Robert J. Myers	$1,125,000

President & COO	Terry W. Handley	$770,000

SVP/CFO	William J. Walljasper	$550,000

SVP/Logistics & Acquisitions	Sam J. Billmeyer	$550,000

SVP/General Counsel	Julia L. Jackowski	$530,000

FY2016 Annual Incentive Plan

The target bonus available to the named executive officers (and Vice Presidents) will be an amount equal to 60% of base salary, with an opportunity for up to 100% of base salary if the Company exceeds certain earnings per share and return on invested capital goals for the year. Of that amount, 75% will be based on earnings per share, and 25% based on return on invested capital.

If and as earnings per share reach specified targets approved by the Board of Directors, bonus payments will be made in amounts beginning at 7.5% of salary and increasing at intervals of 7.5% up to a maximum of 75% of the base salary amount (45% at the target amount). The bonus payment will be made in the form of 75% cash and 25% equity (restricted stock) at the 7.5% level, with incremental adjustments to 30% cash and 70% equity at the 75% maximum bonus amount.

If and as return on invested capital reaches specified targets approved by the Board, bonus payments will be made in amounts beginning at 2.5% of salary and increasing at intervals of 2.5% up to a maximum of 25% of the base salary amount (15% at the target amount). The bonus payment will be made in the form of 75% cash and 25% equity (restricted stock) at the 2.5% level, with incremental adjustments to 30% cash and 70% equity at the 25% maximum bonus amount. For this purpose, return on invested capital is determined by dividing operating income after depreciation and tax before interest by average invested capital.